UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:

☐  Preliminary Information Statement

☐  Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2)

☒  Definitive Information Statement

Safe Travel Care, Inc.
(Name of Registrant as Specified In Its Chapter)

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TABLE OF CONTENTS

INFORMATION STATEMENT	1

OUTSTANDING SHARES AND VOTING RIGHTS	2

AMENDMENTS TO THE ARTICLES OF INCORPORATION	3

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	8

CHANGE IN CONTROL ARRANGEMENTS	8

ADDITIONAL INFORMATION	9

i

Safe Travel Care, Inc.
311 Fourth Avenue, Suite 317
San Diego, CA 92101

INFORMATION STATEMENT

This information statement pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and Regulation 14C and Schedule 14C thereunder (the “ Information Statement”) has been mailed on or about December 1, 2006 to the stockholders of record as of November 21, 2006 (the “ Record Date”) of Safe Travel Care, Inc. (the “ Company”) in connection with certain actions to be taken pursuant to the written consent of the stockholders of the Company holding a majority of the outstanding shares of common stock, dated as of November 21, 2006.

The actions to be taken pursuant to the written consent shall be taken on or about December 20, 2006, 20 days after the mailing of this information statement.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO
STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

By Order of the Board of Directors,

/s/ Jeffrey Flannery
Jeffrey Flannery
President and Chief Executive Officer

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

NOTICE OF ACTIONS TO BE TAKEN PURSUANT TO THE WRITTEN CONSENT OF STOCKHOLDERS HOLDING A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY IN LIEU OF A SPECIAL MEETING OF THE STOCKHOLDERS, DATED NOVEMBER 21, 2006

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the following actions will be taken pursuant to the written consent of stockholders holding a majority of the outstanding shares of common stock dated November 21, 2006, in lieu of a special meeting of the stockholders. Such action will be taken on or about December 20, 2006:

1.     The articles of incorporation of the Company, as amended (the “Articles of Incorporation”), will be amended and restated to change the Company's name from “Safe Travel Care, Inc.” to “Titan Energy Worldwide, Inc.”; and

2.     The Articles of Incorporation will be amended and restated to effect a Fifty (50) for One (1) reverse stock split, whereby, as of the Record Date, each stockholder shall receive one share for every fifty shares then owned.

In addition, we are hereby notifying you of the following actions which were taken previously and are hereby ratified:

1.     On June 2, 2006, SFTV amended and restated its articles of incorporation to increase the authorized shares of all classes of stock to 1,900,000,000, par value $0.0001, with 100,000,000 of these shares designated as “Preferred Series Stock” also at $0.0001 par value, of which 10,000,000 are designated as “Preferred Series A Stock” which carry 200-to-1 voting and conversion to common stock rights and privileges, without any additional capital monetary value, and of which 10,000,000 of these shares are designated as “Preferred Series B Stock,” also at $0.0001 par value, which carry no voting or redemption rights, with the remainder of the authorized stock being designated as "Common Stock". The transfer of all said types of capital and non-capital stock is restricted according to the Company’s Bylaws. Preemptive rights to acquire additional shares are neither limited nor denied.

OUTSTANDING SHARES AND VOTING RIGHTS

As of the Record Date, the Company's authorized capitalization consisted of 1,800,000,000 shares of common stock (the “Common Stock”), of which 238,998,552 shares were issued and outstanding as of the Record Date. Holders of Common Stock have no preemptive rights to acquire or subscribe to any of the additional shares of Common Stock.

Each share of Common Stock entitles its holder to one vote on each matter submitted to the stockholders. However, because stockholders holding at least a majority of the voting rights of all outstanding shares of capital stock as at the Record Date have voted in favor of the foregoing proposals by resolution dated November 21, 2006; and having sufficient voting power to approve such proposals through their ownership of capital stock, no other stockholder consents will be solicited in connection with this Information Statement.

Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the proposals will not be adopted until a date at least 20 days after the date on which this Information Statement has been mailed to the stockholders. The Company anticipates that the actions contemplated herein will be effected on or about the close of business on December 20, 2006.

The Company has asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

AMENDMENTS TO THE ARTICLES OF INCORPORATION

On November 20, 2006, the board of directors of the Company (the “Board of Directors”) and on November 21, 2006 the stockholders of the Company holding a majority of the outstanding shares of Common Stock of the Company approved an amendment to the Articles of Incorporation to change the Company's name from SAFE TRAVEL CARE, INC. to Titan Energy Worldwide, Inc. and

to effect a Fifty (50) for One (1) reverse stock split, whereby, as of the Record Date, each stockholder shall receive One share for every Fifty shares then owned.

THE CHANGE OF THE COMPANY'S NAME

The amendments to the Articles of Incorporation will change the Company's name from Safe Travel Care, Inc. to Titan Energy Worldwide, Inc. With the acquisition of Titan Energy Development, Inc. (TEDI) on August 4, 2006, SFTV is now a manufacturer of a mobile, multifunctional utility system, called the “Sentry 5000” designed for disaster recovery and response situations. The Sentry 5000 was designed and developed by TEDI to be a smaller, completely self sufficient “first response” unit that will provide vital services in situations such as manmade or natural disasters. The Sentry 5000 generates electricity, provides heating and cooling, water filtration and satellite communications and is small enough to be transported by a pick up truck or SUV and operates on diesel fuel.

THE REVERSE STOCK SPLIT

General

The Board of Directors and the stockholders of the Company holding a majority of the outstanding shares of Common Stock of the Company have approved an amendment to the Articles of Incorporation to effect a reverse stock split of the Company's Common Stock.

Background

The Company currently has 1,800,000,000 shares of Common Stock authorized, and approximately 238,998,552 shares of Common Stock are outstanding as of the Record Date. The Board of Directors believes that the price of the Common Stock is too low to attract investors to buy the stock. In order to proportionally raise the per share price of the Common Stock by reducing the number of shares of the Common Stock outstanding, the Board of Directors believes that it is in the best interests of the Company's stockholders to implement a reverse stock split. In addition, the Board of Directors believes that the share price of the Common Stock is a factor in whether the Common Stock meets investing guidelines for certain institutional investors and investment funds. Finally, the Board of Directors believes that the Company's stockholders will benefit from relatively lower trading costs for a higher priced stock. The combination of lower transaction costs and increased interest from institutional investors and investment funds may ultimately improve the trading liquidity of the Common Stock. The Board of Directors is not implementing the reverse stock split in anticipation of any future transaction or series of transactions, including any “going private” transaction.

Material Effects of the Reverse Stock Split

The reverse stock split will be effected simultaneously for all of the Common Stock, and the ratio will be the same for all of the Common Stock. The reverse stock split will affect all of the Company's stockholders uniformly and will not affect any stockholder's percentage ownership interests in the Company, except to the extent that the reverse stock split results in fractional share ownership.

The principal effect of the reverse stock split will be to reduce the number of shares of the Common Stock issued and outstanding from approximately 238,998,552 shares as of November 21, 2006 to approximately 4,779,971 shares.

In addition, the reverse stock split will increase the number of stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots may experience an increase in the cost of selling their shares and may have greater difficulty in effecting sales.

Effect on Fractional Stockholders

Stockholders will not receive fractional post-reverse stock split shares in connection with the reverse stock split. Instead, affected stockholders will receive a cash payment in an amount equal to such fractional share multiplied by the closing price of the Common Stock on the date the reverse stock split is effected. After the reverse stock split, stockholders will have no further interest in the Company with respect to any fractional share. The Company currently has approximately 296 record holders of the Common Stock. The reverse stock split may have a material effect on the number of record holders of the Common Stock.

Effect on Registered and Beneficial Stockholders

Upon the reverse stock split, the Company intends to treat stockholders holding the Common Stock in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding the Common Stock in “street name”. However, such banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. Stockholders who hold their shares with such a bank, broker or other nominee and who have any questions in this regard are encouraged to contact their nominees.

Effect on Registered Certificated Shares

Stockholders whose shares are held in certificate form will receive a transmittal letter from our transfer agent, Transfer Online, Inc., as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender certificate(s) representing pre-reverse stock split shares to the transfer agent. No new shares will be issued until outstanding certificate(s) are surrendered, together with a properly completed and executed letter of transmittal, to the transfer agent. Stockholders should not submit any certificate(s) until requested to do so.

Procedure for Effecting Reverse Stock Split

The Company will promptly file an Amended and Restated Articles of Incorporation or other required documents with the Secretary of State of the State of Nevada to amend its existing Articles of Incorporation. The reverse stock split will become effective on the date of filing the Amended and Restated Articles of Incorporation, which is referred to as the “Effective Date.” Beginning on the Effective Date, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares. The text of the Amended and Restated Articles of Incorporation is set forth in Appendix A to this Information Statement. The text of the Amended and Restated Articles of Incorporation is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Nevada and as the Board of Directors deems necessary and advisable to effect the reverse stock split.

Certain Risk Factors Associated with the Reverse Stock Split

Implementation of the reverse stock split entails various risks and uncertainties, including but not limited to the following:

There can be no assurance that the market price per share of the Common Stock after the reverse stock split will remain unchanged or increase in proportion to the reduction in the number of shares of the Common Stock outstanding before the reverse stock split. Accordingly, the total market capitalization of the Company after the reverse stock split may be lower than the total market capitalization before the reverse stock split.

After the reverse stock split is effected, if the market price of the Common Stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split.

There can be no assurance that the reverse stock split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of the Common Stock may not necessarily improve.

The reduced number of shares that would be outstanding after the reverse stock split could adversely affect the liquidity of the Common Stock.

Authorized Shares

The reverse stock split will affect all issued and outstanding shares of the Common Stock and outstanding rights to acquire the Common Stock. Upon the effectiveness of the reverse stock split, the number of authorized shares of the Common Stock that are not issued or outstanding would increase due to the reduction in the number of shares of the Common Stock issued and outstanding.

The Company currently has 1,800,000,000 shares of authorized Common Stock and 238,998,552 shares of Common Stock issued and outstanding as of November 21, 2006. Authorized but un-issued shares of Common Stock will be available for issuance, and the Company may issue such shares in the future. However, the Company has no current plans to issue any additional shares of common stock. If the Company issues additional shares of Common Stock, the ownership interest of holders of the Common Stock will be diluted.

The following table sets forth information regarding the Company's current and anticipated number of authorized shares and issued and outstanding shares of the Common Stock following implementation of the reverse stock split.

	Number of Shares of Common Stock Authorized	Number of Shares of Common Stock Issued and Outstanding	Number of Shares of Common Stock Reserved for Issuance	Number of Shares of Common Stock Available for Issuance
As of November 21, 2006	1,800,000,000	238,998,552	1,561,001,448	1,561,001,448
After 50 for 1 reverse stock split	1,800,000,000	4,779,971	1,795,220,029	1,795,220,029

Accounting Matters

The reverse stock split will not affect the par value of the Common Stock. As a result, as of the effective time of the reverse stock split, the stated capital attributable to the Common Stock on the Company's balance sheet will be reduced proportionately based on the reverse stock split ratio of Fifty-for-One, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of the Common Stock will be restated because there will be fewer shares of the Common Stock outstanding.

Potential Anti-Takeover Effect

Although the increased proportion of un-issued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the reverse stock split proposal is not being undertaken in response to any effort of which the Board of Directors is aware to accumulate shares of the Common Stock or obtain control of Company. Other than the reverse stock split (and the earlier increase in authorized shares), the Board of Directors does not currently contemplate the adoption of any other amendments to the Articles of Incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company.

No Appraisal Rights

Under the General Corporation Law of the State of Nevada, the Company's stockholders are not entitled to appraisal rights with respect to the reverse stock split, and the Company will not independently provide stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of the material federal income tax consequences of the proposed reverse stock split. This discussion is based on the Internal Revenue Code, the Treasury Regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service, and all other applicable authorities as of the date of this document, all of which are subject to change (possibly with retroactive effect). This discussion does not describe all of the tax consequences that may be relevant to a holder in light of his particular circumstances or to holders subject to special rules (such as dealers in securities, financial institutions, insurance companies, tax-exempt organizations, foreign individuals and entities, and persons who acquired their Common Stock as compensation). In addition, this summary is limited to stockholders that hold their Common Stock as capital assets. This discussion also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction.

ACCORDINGLY, EACH STOCKHOLDER IS STRONGLY URGED TO CONSULT WITH A TAX ADVISER TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE REVERSE STOCK SPLIT.

Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon such stockholder's exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split (including any fraction of a post-reverse stock split share deemed to have been received) will be the same as the stockholder's aggregate tax basis in the pre-reverse stock split shares exchanged therefore. In general, stockholders who receive cash in exchange for their fractional share interests in the post-reverse stock split shares as a result of the reverse stock split will recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The stockholder's holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split.

The receipt of cash instead of a fractional share of the Common Stock by a United States holder of the Common Stock will result in a taxable gain or loss to such holder for federal income tax purposes based upon the difference between the amount of cash received by such holder and the adjusted tax basis in the fractional shares as set forth above. The gain or loss will constitute a capital gain or loss and will constitute long-term capital gain or loss if the holder's holding period is greater than one year as of the effective date.

The tax treatment of each stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder's own tax advisor with respect to the tax consequences of the reverse stock split. Each stockholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the reverse stock split.

THE INCREASE IN AUTHORIZED SHARES

General

The Board of Directors and the stockholders of the Company holding a majority of the outstanding shares of Common Stock of the Company have approved an amendment to the Articles of Incorporation to effect an increase in the authorized shares of the Company's stock.

Background

The principal purpose for increasing the authorized shares is to increase the Company's flexibility to issue additional shares. As with the reverse stock split, the increase in authorized shares and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Shares of authorized and unissued common stock could (within the limits imposed by applicable law) be issued in one or more transactions which would make a change in control of the Company more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of common stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. The increase in authorized shares is not in response to any accumulation of stock or threatened takeover. The Company has no plans to subsequently implement additional measures having anti-takeover effects.

No Appraisal Rights

Under the General Corporation Law of the State of Nevada, the Company's stockholders are not entitled to appraisal rights with respect to the increase in the authorized shares, and the Company will not independently provide stockholders with any such right.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth certain information, as of November 21, 2006, concerning shares of Common Stock of the Company, being the only class of its securities that are issued and outstanding, held by (1) each stockholder known by the Company to beneficially own more than five percent of the common stock, (2) each director of the Company, (3) each executive officer of the Company, and (4) all directors and executive officers of the Company as a group:

Name and Address	Number of Shares Beneficially Owned	Percent of Class

Jeffrrey W. Flannery(1)	400,000,000(2)	62.6%

All officers and directors as a group	400,000,000	62.6%

Total Beneficially Owned	400,000,000	62.6%

(1)	The person named is an officer, director, or both.
(2)
Jeffrey W. Flannery is the holder of 2,000,000 Preferred Shares which have a 200 to 1 conversion ratio into shares of Common Stock. The figure above reflects the 400,000,000 common shares in their ownership figure even though no conversion has taken place. The Preferred Shares have two hundred (200) votes per share.

CHANGE IN CONTROL ARRANGEMENTS

On July 21, 2006, the Registrant entered into the Merger Agreement, pursuant to which the Registrant completed the Merger Transaction and acquired TEDI from the TEDI Shareholders. The Merger was completed and the closing occurred on August 4, 2006.

In exchange for transferring TEDI to the Registrant, the TEDI Shareholders received stock consideration consisting of 1,000,000 newly issued shares of the Registrant's preferred stock, which were divided proportionally among the TEDI Shareholders in accordance with their respective ownership interests in TEDI immediately before the completion Merger Transaction.

There were no material relationships between the Registrant or its affiliates and any of the parties to the Merger Agreement, other than in respect of the Merger Agreement.

(THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK)

ADDITIONAL INFORMATION

The Company will provide upon request and without charge to each stockholder receiving this Information Statement a copy of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, as amended, including the financial statements and financial statement schedule information included therein, as filed with the Securities and Exchange Commission. The Annual Report is incorporated in this Information Statement. You are encouraged to review the Annual Report together with subsequent information filed by the Company with the Securities and Exchange Commission and other publicly available information. A copy of any public filing is also available, at no charge, by contacting our legal counsel, Gersten, Savage LLP, attn: Arthur S. Marcus, Esq. at 212-752-9700.

By Order of the Board of Directors,

/s/ Jeffrey Flannery Jeffrey Flannery Chairman of the Board

APPENDIX A

AMENDED AND RESTATED ARTICLES OF INCORPORATION

NEVADA BUSINESS CORPORATION

The undersigned, both being the directors of the Corporation, for the purpose of restating in a single certificate, the entire text of the Corporation’s Articles of Incorporation, as authorized and pursuant to Section 78.403 of the Nevada Revised Statutes (“NRS”) does hereby set forth the following Amended and Restated Articles of Incorporation adopted and approved by a majority of the Corporation’s issued and outstanding shares entitled to vote thereon. As contemplated in, or requested by, NRS 78.403 (1), these Amended and Restated Articles of Incorporation are accompanied by a Resolution signed by the Corporation’s Board of Director’s confirming that a majority of the Corporation’s issued and outstanding shares approved and ratified these Amended and Restated Articles of Incorporation in their entirety.

The original Articles of Incorporation were filed with the Nevada Secretary of State of Nevada on November 20, 1998.

File No. C27233-1998

ARTICLE 1	The name of the Corporation is “Titan Energy Worldwide, Inc.”

ARTICLE 2
The registered office of the corporation in the State of Nevada is located at 6565 Spencer St., Ste 205, Las Vegas, NV 89119. This corporation may maintain an office, or offices, in such other place within the state of Nevada as may be from time to time designated by the Board of Directors, or by the By-Laws of said corporation, and that this Corporation may conduct all Corporation business of every kind and nature, including the holding of all meetings of Directors and Stockholders, outside the State of Nevada as well as within the State of Nevada.

ARTICLE 3
The Corporation is authorized to issue 1,900,000,000 shares of all classes of stock, at $.0001 par value, with 100,000,000 of these shares to be designated as “Preferred Series Stock” also at $.0001 per value, of which 10,000,000 will be designated as “Preferred Series A Stock” which will carry 200 to 1 voting and conversion to common stock rights and privileges, without any additional capital monetary value, and of which 10,000,000 of these shares will be designated as “Preferred Series B Stock” also at $.0001 per value, which will carry no voting rights, with the remainder of the authorized stock to be designated as “Common Stock”. The transfer of all said types of capital and non-capital stock is restricted according to the Corporation Bylaws. Preemptive rights to acquire additional shares are neither limited nor denied.

The powers, preferences, rights, qualifications, limitations and restrictions pertaining to the Preferred Series A and Preferred Series B stock, or any series thereof, shall be such as may be fixed, from time to time, by the Board of Directors in its sole discretion, authority to do so being hereby expressly vested in such board.

The Board of Directors of the Corporation may from time to time authorize by resolution the issuance of any or all shares of the Common Stock and the Preferred Series A and the Preferred Series B Stock herein authorized in accordance with the terms and conditions set forth in these Amended and Restated Articles of Incorporation for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration and in the case of Preferred Series A Stock and Preferred Series B Stock, in one or more series, all as the Board of Directors in its discretion may determine and without any vote or other action by the stockholders, except as otherwise required by law. The Board of Directors from time to time, also may authorize, by resolution, options, warrants and other rights convertible into Common or Preferred Series A Stock or Preferred Series B Stock (collectively “securities”). The securities must be issued for such consideration, including cash, property, or services, as the Board of Directors may deem appropriate, subject to the requirement that the value of such consideration be no less than the par value of the shares issued. Any shares issued for which the consideration is fixed and has been paid or delivered shall be fully paid stock and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon, provided that the actual value of such consideration is not less than the par value of the shares issued. The Board of Directors may issue shares of Common Stock in the form of a distribution or distributions pursuant to a stock divide or split of the shares of Common Stock only to the then holders of the outstanding shares of Common Stock.

ARTICLE 4
The members of the Corporation’s governing board are styled as a “Board of Directors” and the members of said board shall be styled as a “Director”. The number of directors may from time to time be increased or decreased in such manner as shall be provided by the By-Laws of this Corporation, providing that the number of directors shall not be reduced to less than one (1). The personal liability of the directors and officers of the Corporation is hereby eliminated to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented. No director shall be held liable to the Corporation or its shareholders for monetary damages due to breach of fiduciary duty, unless the breach is a result of self-dealing, intentional misconduct, fraud or illegal actions. The name(s) and postal addresses of the Board of Directors, consisting of (2) individuals, are listed as follows:

Jeffrey W. Flannery, 311 Fourth Ave., Suite 317, San Diego, CA 92101 James A. Wheeler, P.O. Box 96507, Las Vegas, NV 89193

ARTICLE 5	The Corporation shall have perpetual existence.

ARTICLE 6
No contract or other transaction between this Corporation and any other corporation, entity or person shall be affected by the fact that a director or officer of this Corporation is interested in, or is a director or other officer of such corporation. Any director or officer, individually or with others, may be a party to or may be interested in any transaction of this Corporation or any transaction in which the Corporation is interested. No contract or other transaction of this Corporation with any person, firm or corporation shall be affected by the fact that any director or officer of this Corporation is (a) a party to, or is interested in such contract, act or transaction; or (b) in some way connected with such person, firm or corporation or will benefit thereby. Each person who is now or may become or director or officer of this Corporation is hereby relieved from and indemnified against any liability that might otherwise obtain in the event such director or officer contracts with the Corporation for the benefit of such director, officer or any firm, association or corporation in which such director or officer may be interested in any way, provided such director or officer acts in good faith.

ARTICLE 7
At any meeting of the shareholders or directors of this Corporation, a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum, and if a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders or directors, unless the vote of a greater number is required by law or by these Amended and Restated Articles of Incorporation.

Unless otherwise set forth in the By-Laws, if nothing material happens with respect to the business and operations of the Corporation during any fiscal year, the Board of Directors, in their discretion, shall not be required to call a shareholders’ meeting each and every year for the sole purpose of electing new directors.

ARTICLE 8	By-Laws of the Corporation may be adopted by the Board of Directors, which shall also have the power to alter, amend or repeal the same from time to time as permitted under Nevada law.

ARTICLE 9	The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Articles of Incorporation, in the manner now hereafter prescribed by statute.

In witness whereof, the undersigned have executed these Amended and Restated Articles of Incorporation of Safe Travel Care, Inc. on the date below; and hereby declare under penalty or perjury, that the statements made in the foregoing Amended and Restated Articles of Incorporation are true.

Date: November __, 2006

Jeffrey W. Flannery, Director

James A. Wheeler, Director